Exhibit 10.8C

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Amendment”) is entered into, and dated for reference purposes, as of March 9, 2007 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Metropolitan”), as Landlord (“Landlord”), and Codexis, Inc. a Delaware corporation (“Codexis”), as Tenant (“Tenant”), with reference to the following facts (“Recitals”):

A. Landlord and Tenant are the parties to that certain written lease which is comprised of the following: that certain written Lease, dated as of October, 2003, by and between Landlord and Tenant (the “Original Lease”), as amended by that certain First Amendment to Lease, dated as of June 1, 2004, by and between Landlord and Tenant (collectively the “Existing Lease”) for certain premises described therein and commonly known as 501 Chesapeake Drive in Building 3 and all the rentable area of Building 4 (consisting of 200 and 220 Penobscot Drive (collectively, the “Existing Premises”), an aggregate of 39,382 square feet of Rentable Area, all as more particularly described in the Existing Lease.

B. Landlord and Tenant desire to provide for (i) the lease to Tenant of the 640 Galveston Space (defined below) for a term longer than that for the Existing Premises; and (ii) other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

Section 2. Confirmation of Term. Landlord and Tenant acknowledge and agree that notwithstanding any provision of the Existing Lease to the contrary: (a) as contemplated by the Existing Lease, the Expiration Date of the Term of the Lease of the Existing Premises is January 31, 2011; and (b) the initial Term of the Lease of the 640 Galveston Space shall expire later as provided below.

Section 3. Lease of 640 Galveston Space.

(a) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the 640 Galveston Space (defined below) upon and subject to all of the terms, covenants and conditions of the Existing Lease except as expressly provided herein. The “640 Galveston Space” is part of Building Number 5 located in Phase I of Seaport Centre, has a street address of 640 Galveston Drive, Redwood City, California 94063, and is shown on Exhibit A-1 and Exhibit A-2 to this Amendment. Landlord and Tenant hereby agree that the 640 Galveston Space is conclusively presumed to be 9,400 square feet of Rentable Area (which Rentable Area includes an allocable share of the Common Areas shown on Exhibit A-1 and shared with the adjoining tenant).

(b) Delivery; Construction & Construction Period; Commencement Date; Term; Other Provisions. Notwithstanding any provision of the Existing Lease to the contrary, the following provisions shall govern the 640 Galveston Space:

(1) Delivery; Construction; Construction Period; Commencement Date; Term. Landlord shall allow Tenant to have access to the 640 Galveston Space in the condition specified in the Workletter (Exhibit B to this Amendment) no later than the later of March 1, 2007 or the date this Amendment is executed by both Tenant and Landlord (the “Early Access Date”) for the purpose of performing the Tenant Work (as defined in Exhibit B) and setting up Tenant’s furniture, fixtures and equipment. Landlord shall tender to Tenant possession of the 640 Galveston Space on April 1, 2007, which shall be the “640 Galveston Commencement Date”. From and after the date on which Landlord provides early access, all the terms and conditions of the Lease shall apply, and Tenant shall observe and perform all terms and conditions of the Lease, except that, in recognition of Tenant’s construction and installations in, and preparation of, the 640 Galveston Space for the use and occupancy permitted by this Lease, until the 640 Galveston Commencement Date, Tenant shall not be obligated to pay Rent Adjustments and until one month after the 640 Galveston Commencement Date (as set forth in Subsection (c) below, Tenant shall not be obligated to pay Monthly Base Rent. The Term of this Lease of the 640 Galveston Space (“640 Galveston Term”) shall be sixty-one (61) months starting on the 640 Galveston Commencement Date and the “640 Galveston Expiration Date” shall be the last day of such sixty-one (61) month period. Tenant and Landlord acknowledge and agree that the 640 Galveston Expiration Date is later than the Expiration Date of the Term of the Existing Lease of the Existing Premises.

(2) Tenant Additions/Tenant Improvements. Tenant hereby acknowledges that all improvements installed in the 640 Galveston by Landlord prior to the Execution Date or by Landlord or Tenant in connection with this Amendment or hereafter under the Lease, including, without limitation, all lab benches and corresponding casework, lab sinks, lab hoods, supplemental or special ventilating and air conditioning equipment, and any and all lab installations and fixtures, shall, without compensation or credit to Tenant, become part of the 640 Galveston Space and the property of Landlord at the time of their installation and shall remain in Building 5, unless pursuant to express provision of this Lease or a written agreement between the parties hereto, Tenant may remove them or is required to remove them at Landlord’s request.

(3) Confirmation of Commencement Date. Upon request by Landlord, Tenant and Landlord shall enter into an agreement (the form of which is Exhibit C to this Amendment) confirming the 640 Galveston Commencement Date and the 640 Galveston Expiration Date. If within five (5) business days after Landlord’s request enclosing the proposed agreement Tenant fails either (i) to enter into such agreement, or (ii) give Landlord written notice of any item(s) therein which Tenant believes are incorrect, the correction(s) proposed by Tenant and reasons therefor, then the 640 Galveston Commencement Date and the 640 Galveston Expiration Date shall be the dates designated by Landlord in such agreement.

(4) Failure to Deliver Possession. If Landlord shall be unable to give possession of the 640 Galveston Space no later than the Early Access Date by reason of the following: (i) the holding over or retention of possession of any tenant, tenants or occupants, or (ii) for any other reason, then Landlord shall not be subject to any liability for the failure to give possession on said date. Under such circumstances, each of the Early Access Date and the 640 Galveston Commencement Date shall be automatically adjusted to a later date by one day for each day after the Early Access Date on which access shall not have been provided until the date Landlord actually provides to Tenant early access to the 640 Galveston Space. Failure to provide access on the originally scheduled Early Access Date shall not affect the validity of this Lease or the obligations of the Tenant hereunder.

(c) Monthly Base Rent for 640 Galveston Space. Notwithstanding any provision of the Existing Lease to the contrary, Monthly Base Rent for the 640 Galveston Space shall be payable on the 640 Galveston Commencement Date and thereafter on the first day of each calendar month of the 640 Galveston Term, in the manner required for Monthly Base Rent in the Existing Lease, but the amounts are additional to rent payable under the Existing Lease, and the amount of Monthly Base Rent due and payable by Tenant for the 640 Galveston Space and monthly schedule therefor starting on the 640 Galveston Commencement Date shall be as set forth in the schedule below:

Period from/to	Monthly	Monthly Rate/SF of Rentable Area
Month 01 – 01	$0.00	$0.00
Months 02 – 12	$27,730.00	$2.95
Months 13 – 24	$28.576.00	$3.04
Months 25 – 36	$29,422.00	$3.13
Months 37 – 48	$30,268.00	$3.22
Months 49 – 60	$31,208.00	$3.32
Month 61 – 61	$32,148.00	$3.42

Tenant shall pay Landlord the initial installment of Monthly Base Rent for the second month of the 640 Galveston Term concurrently with execution of this Amendment.

(d) Tenant’s Share of Operating Expenses. Notwithstanding any provision of the Existing Lease to the contrary, in addition to Tenant’s payment of Rent Adjustment Deposits and Rent Adjustments with respect to Building 3 and Building 4, Tenant shall pay Rent Adjustment Deposits and Rent Adjustments with respect to the 640 Galveston Space during the 640 Galveston Term as set forth in the Existing Lease, except that for such purposes Tenant’s Building 5 Share shall be as set forth below, and Tenant’s Phase Share and Tenant’s Project Share (for the Existing Premises and 640 Galveston Space together totaling 48,782 square feet of Rentable Area) shall be modified as set forth below:

Tenant’s Building 5 Share:	18.44%
Tenant’s Phase 1 Share:	16.162	%* (see provision below)
Tenant’s Project Share:	9.077	%* (see provision below)

*	If the Term of the Existing Premises is not extended, then from the later of such expiration or the date Tenant vacates the Existing Premises, and continuing for the remaining 640 Galveston Term, Tenant’s Phase 1 Share shall be reduced by 13.05% to 3.112% and Tenant’s Project Share shall be reduced by 7.33% to 1.747%.

(e) Parking. Notwithstanding any provision of the Existing Lease to the contrary, on and after the 640 Galveston Commencement Date for the 640 Galveston Term, Tenant shall have the right to use, on an unassigned basis, an additional thirty-one (31) Parking Spaces, and if the Term of the Existing Premises is not extended, then from the later of such expiration or the date Tenant vacates the Existing Premises, and continuing for the remaining 640 Galveston Term, Tenant shall be entitled to use only thirty-one (31) Parking Spaces.

(f) Signage.

(1) Grant of Right. Notwithstanding any provision of the Existing Lease to the contrary, on and after the 640 Galveston Commencement Date for the 640 Galveston Term, Tenant shall have the right to (1) place its company name and logo on the door(s) at the main entry to the 640 Galveston Space (the “Entry Signage”); and (2) only for so long as Tenant leases, is continuously conducting regular, active, ongoing business in, and is in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of the entire 640 Galveston Space, place its company name and logo on its pro-rata share of the signage area on the existing, exterior monument sign for Building 5, subject to the terms and conditions set forth in this Section (“Monument Signage”) (collectively, the Entry Signage and Monument Signage are referred to as the “Exterior Sign Right”).

(2) General Conditions & Requirements. The size, type, style, materials, color, method of installation and exact location of the sign, and the contractor for and all work in connection with the sign, contemplated by this Section shall (i) be subject to Tenant’s compliance with all applicable laws, regulations and ordinances and with any covenants, conditions and restrictions of record which affect the Property; (ii) be subject to Tenant’s compliance with all requirements of Landlord’s current Project signage criteria at the time of installation; (iii) be consistent with the design of the Building and the Project; (iv) be further subject to Landlord’s prior written consent. Tenant shall, at its sole cost and expense, procure, install, maintain in first class appearance and condition, and remove such sign.

(3) Removal & Restoration. Upon the expiration or termination of the Exterior Sign Right, but in no event later than the expiration of the 640 Galveston Term or earlier termination of the Lease, Tenant shall, at its sole cost and expense, remove such sign and shall repair and restore the area in which the sign was located to its condition prior to installation of such sign.

(4) Right Personal. The right to Monument Signage under this Section is personal to Codexis and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to, any person or entity.

Section 4. Increase in the Security. Notwithstanding any provision of the Existing Lease to the contrary:

(a) Tenant and Landlord acknowledge that pursuant to Section 5.02 of the Existing Lease, Tenant elected to deliver the Letter of Credit in lieu of cash Security Deposit, and in February, 2006, the amount of the Letter of Credit required under the Existing Lease and held by Landlord was reduced to Four Hundred and Five Thousand Dollars ($405,000.00) in accordance with Section 5.02(c) of the Existing Lease;

(b) in accordance with Section 5.02(c) of the Existing Lease, as of February 1, 2007, Tenant is entitled to provide Landlord with an amendment or replacement of the Letter of Credit which would decrease by Forty-five Thousand Dollars ($45,000) the amount of the Letter of Credit to a new total of Three Hundred Sixty Thousand Dollars ($360,000), but Tenant has not done so as of the Execution Date and accordingly such reduction will be given effect together with the increase of Ninety-three Thousand Six Hundred Twenty-four Dollars ($93,624.00) in the Security and amount of the Letter of Credit required by this Amendment in connection with the lease of the 640 Galveston Space, and after giving effect to such reduction and increase, the total amount of the Security Deposit and Letter of Credit required as of the Execution Date of this Amendment shall be Four Hundred Fifty-three Thousand Six Hundred Twenty-four Dollars ($453,624.00), and no later than ten (10) business days after execution of this Amendment Tenant shall deliver to Landlord an amendment or replacement of the Letter of Credit which increases the amount of the Letter of Credit to Four Hundred Fifty-three Thousand Six Hundred Twenty-four Dollars ($453,624.00);

(c) The text of Section 5.02(c) of the Existing Lease is deleted and the following is inserted in its place:

“Notwithstanding anything to the contrary contained herein, after the Execution Date of the Second Amendment to Lease, the following reduction provisions shall apply. If Tenant is not in Default under the Lease on February 1, 2008, an amendment or replacement of the Letter of Credit may be issued which decreases by Forty-five Thousand Dollars ($45,000) the amount of the Letter of Credit to the revised total amount of Four Hundred Eight Thousand Six Hundred Twenty-four Dollars ($408,624). If Tenant is not in Default under the Lease on February 1, 2009, an amendment or replacement of the Letter of Credit may be issued which decreases by Forty-five Thousand Dollars ($45,000) the amount of the Letter of Credit to the revised total amount of Three Hundred Sixty-three Thousand Six Hundred Twenty-four Dollars ($363,624). If Tenant is not in Default under the Lease on February 1, 2010, an amendment or replacement of the Letter of Credit may be issued which decreases by Forty-five Thousand Dollars ($45,000) the amount of the Letter of Credit to the revised total amount of Three Hundred Eighteen Thousand Six Hundred Twenty-four Dollars ($318,624).”

(d) The second sentence of Section 5.02(a) is deleted and the following is inserted in its place: “The Letter of Credit shall be maintained in effect until the “LOC Expiration Date”, which shall mean the date which is ninety (90) days after the last to occur of the four events specified in Section 5.02(d) of the Existing Lease or the 640 Galveston Expiration Date, and provided that on the LOC Expiration Date, Tenant shall not be in Default, Landlord shall return to Tenant the Letter of Credit and any Letter of Credit Proceeds then held by Landlord (other than those held for application by Landlord on account of a Default as provided below)”.

(e) The phrase “, together with a written certification from Landlord that Tenant is in Default” is hereby deleted from Sub-item (ii) of the second sentence of Section 5.02(b) of the Existing Lease, Sub-item (iii) of such sentence is hereby deleted, and the Letter of Credit shall be amended to delete Sub-item (ii) from the third paragraph of the Letter of Credit and to substitute the following in its place: “(ii) accompanied by the original of this Letter of Credit and a letter of transmittal executed by a representative of the Beneficiary stating the amount for which a draw under this Letter of Credit is made.”

Section 5. Amendment of Casualty and Condemnation Provisions in Light of Multiple Buildings in Which the Premises are Located.

(a) Section 14.01 of the Existing Lease is hereby amended to add the following Subsection (g) at the end thereof:

“(g) Notwithstanding anything in this Article Fourteen to the contrary, in the event that the Premises is located in more than one building of the Project and any damage or destruction covered by this Article affects only one of the buildings in which the Premises is located, then the determination of the extent of damage or destruction shall be made only with respect to the building so affected, and Landlord or Tenant shall be entitled to terminate this Lease only with respect to the part of the Premises in the building so affected, and the Lease shall continue in full force and effect to the extent of the remainder, if any, of the Premises.”

(b) Section 15.01 of the Existing Lease is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything to the contrary herein set forth, in the event that the Premises is located in more than one building of the Project and any taking covered by this Article Fifteen affects only one of the buildings in which the Premises is located, then the determination of the extent of the taking shall be made only with respect to the building so affected, and Landlord or Tenant shall be entitled to terminate this Lease only with respect to the part of the Premises in the building so affected, and the Lease shall continue in full force and effect to the extent of the remainder, if any, of the Premises.”

Section 6. Negotiation Right.

(a) Landlord hereby grants Tenant a one-time right to negotiate the lease of the Negotiation Space (defined below) if and to the extent such space is Available (defined below) during the period beginning on the Execution Date of this Amendment and expiring April 30, 2010 (the “Negotiation Period”), upon and subject to the terms and conditions of this Section

(the “Negotiation Right”), and provided that at the time of exercise of such right: (i) Tenant must be conducting regular, active, ongoing business in, and be in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of the entire Premises, (ii) there has been no material adverse change in Tenant’s financial position from such position as of the date of execution of the Lease, as certified by Tenant’s independent certified public accountants, and as supported by Tenant’s certified financial statements, copies of which shall be delivered to Landlord with Tenant’s written notice exercising its right hereunder, and (iii) Tenant has duly exercised the Option to Extend for the Existing Premises pursuant to Section 26.21 of the Original Lease. Without limiting the generality of the foregoing, Landlord may reasonably conclude there has been a material adverse change if Tenant’s independent certified public accountants do not certify there has been no such change.

(b) The “Negotiation Space” shall mean the space with a street address of 525 Chesapeake Drive and Rentable Area of approximately 15,393 square feet. The term “Available” shall mean that the space in question is either: (1) vacant and free and clear of all “Prior Rights” (defined below); or (2) space as to which Landlord has received a proposal, or Landlord is making a proposal, for a lease or rights of any nature applicable in the future when such space would be free and clear of all Prior Rights. The term “Prior Rights” shall mean rights of other parties, including without limitation, a lease, lease option, or option or other right of extension, renewal, expansion, refusal, negotiation or other right, either: (i) pursuant to any lease or written agreement which is entered into on or before the beginning of the Negotiation Period; or (ii) pursuant to any extensions or renewal of any of the foregoing, whether or not set forth in such lease or written agreement, and Landlord shall be free at any time to enter such extension or renewal; or (iii) pursuant to any amendment or modification of any of the foregoing, and Landlord shall be free at any time to enter such amendment or modification.

(c) Nothing herein shall be deemed to limit or prevent Landlord from marketing, discussing or negotiating with any other party for a lease-of, or rights of any nature as to, any part of the Negotiation Space, but during the Negotiation Period before Landlord makes any written proposal to any other party (other than a party with Prior Rights) for any Negotiation Space which becomes Available (including giving a written response to any proposal or offer received from another party), or contemporaneously with making any such proposal, and in any event within thirty (30) days after such space becomes vacant and free and clear of all Prior Rights, Landlord shall give Tenant written notice (“Landlord’s Notice”), which notice identifies the space Available and Landlord’s estimate of the projected date such space will be vacant and deliverable to Tenant. Notwithstanding any of the foregoing to the contrary, Tenant acknowledges that Landlord has disclosed that as of the date of execution of this Lease, the Negotiation Space is leased for a term that will expire approximately March 14, 2012, and as set forth more fully in Subsection (b) above, Landlord shall remain free at any time to enter into an extension or renewal of such lease, whether or not any such right is set forth in such lease, and to enter into any amendment or modification of such lease, all of which constitute Prior Rights with respect to the Negotiation Space. For a period of five (5) business days after Landlord gives Landlord’s Notice (the “Election Notice Period”), Tenant shall have the right to initiate negotiations in good faith for the lease of all (and not less than all) the space identified in Landlord’s Notice by giving Landlord written notice (“Election Notice”) of Tenant’s election to exercise its Negotiation Right to lease such space.

(d) If Tenant timely and properly gives the Election Notice, Landlord and Tenant shall, during the five (5) business day period (the “Second Period”) following Landlord’s receipt of the Election Notice, negotiate in good faith for the lease of the Negotiation Space which is the subject of the Landlord Notice as set forth below. Any lease by Tenant pursuant to this Negotiation Right: (1) shall be for all (and not less than all) the Negotiation Space which is the subject of the Landlord Notice; (2) the subject Negotiation Space shall, upon delivery, be part of the Premises under this Lease, such that the term “Premises” thereafter shall include the subject Negotiation Space; (3) starting on such delivery date, with respect to the subject Negotiation Space Tenant shall additionally pay Tenant’s Share of Operating Expenses, with Tenant’s Share recalculated to reflect addition of the Negotiation Space; (4) the number of parking spaces applicable to the subject Negotiation Space shall be calculated at the rate of 3.3 spaces per 1000 square feet of Rentable Area of the subject Negotiation Space, and the type of, location of and charge for such spaces shall be as otherwise provided in the Lease; and (5) such lease shall be upon and subject to all the other terms, covenants and conditions provided in the Lease, except that the following terms shall be subject to such negotiation and agreement of the parties: (aa) the amount of the Monthly Base Rent with respect to the Negotiation Space; (bb) the term of the lease of the Negotiation Space shall be subject to negotiation, but shall not expire before the 640 Galveston Expiration Date (as it may be extended pursuant to the Option to Extend); (cc) any improvements or alterations to be done, or allowance therefor, if any, specifically agreed upon, and absent such agreement, Tenant shall accept the Negotiation Space in its then AS IS condition without any obligation of Landlord to repaint, remodel, improve or alter the subject Negotiation Space for Tenant’s occupancy or to provide Tenant any allowance therefor, but such space shall be delivered broom clean and free of all tenants or occupants (and their personal property); (dd) increase in the Security; and (ee) Landlord shall deliver the subject Negotiation Space to Tenant in such AS IS condition no later than thirty (30) days after Landlord regains possession of such space, but in no event shall Landlord have any liability for failure to deliver the subject Negotiation Space to Tenant on any projected delivery date due to the failure of any occupant to timely vacate and surrender such space or due to Force Majeure, and such failure shall not be a default under the Lease or impair its validity. The foregoing obligation of Landlord to negotiate is non-exclusive and nothing herein shall be deemed to prevent Landlord from negotiating with any other party for the Negotiation Space, whether or not Landlord and Tenant are negotiating for the same, but any other such negotiation shall be subject to the aforesaid obligation to negotiate with Tenant in good faith.

(e) If Tenant either fails or elects not to exercise its Negotiation Right as to the Negotiation Space covered by Landlord’s Notice by not giving its Election Notice within the Election Notice Period, or if Tenant gives Tenant’s Election Notice but Tenant and Landlord do not execute (1) a written letter of intent reflecting the significant business terms for the lease of the Negotiation Space within five (5) business days after delivery of the Election Notice, and (2) a corresponding amendment prepared by Landlord within five (5) days after Landlord gives Tenant such proposed amendment, then in any such event Tenant’s Negotiation Right shall terminate, and be null and void, as to the subject space identified in the applicable Landlord’s Notice (but not as to any Negotiation Space subject to this Negotiation Right which has not become Available and been included in a Landlord’s Notice), and at any time thereafter Landlord shall be free to lease and/or otherwise grant options or rights to the subject space on any terms and conditions whatsoever free and clear of the Negotiation Right.

(f) During any period that Tenant does not occupy the entire Premises or that there is an uncured default by Tenant under the Lease, or any state of facts which with the passage of time or the giving of notice, or both, would constitute such a default, the Negotiation Right shall not apply and shall be ineffective and suspended, and Landlord shall not be obligated to give a Landlord’s Notice as to any space which becomes Available during such suspension period, and Landlord shall not be obligated to negotiate (or enter into any amendment) with respect to any Negotiation Space which was the subject of a pending Landlord’s Notice for which an amendment has not been fully executed, and during such suspension period Landlord shall be free to lease and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the Negotiation Right. The Negotiation Right shall terminate upon any of the following: (1) the termination of the Lease, whether by Landlord upon the occurrence of a Tenant default or otherwise; or (2) the failure of Tenant timely to exercise, give any notices, perform or agree, within any applicable time period specified above, with respect to any Negotiation Space which was the subject of any Landlord’s Notice.

(g) The Negotiation Right is personal to Codexis and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity.

Section 7. Option to Extend. The Option to Extend set forth in Section 26.21 of the Original Lease shall apply to the 640 Galveston Space as part of the Premises, but as to only the 640 Galveston Space the Option to Extend shall be modified as follows: (a) there shall be a separate and distinct Option Term with respect to the 640 Galveston Space which shall commence immediately after the 640 Galveston Expiration Date and shall expire five years thereafter (the “640 Galveston Option Term,” and Tenant and Landlord acknowledge and agree that the 640 Galveston Option Term shall expire later than the expiration of the Option Term for the Existing Premises; and (b) the Prevailing Market Rent for the 640 Galveston Space shall be determined for the 640 Galveston Space and the type and quality of tenant improvements for it, but the monthly rate of the Option Term Rent for the 640 Galveston Space shall be not less than the monthly rate of the Preceding Rent for the last month of the initial 640 Galveston Term.

Section 8. Standby Generator.

(a) During the Term, Tenant shall have the right, at Tenant’s sole cost and expense, to install, operate, maintain, repair, replace, remove and use Standby Generator Installations (as defined below), upon and subject to the terms and conditions of this Section and the Lease. The “Standby Generator Installations” shall mean (i) one standby diesel generator to be installed or housed, along with its diesel fuel tank with a maximum capacity of 250 gallons, above ground, outside the Building in a walled enclosure, in an area no larger than approximately 12 feet by 24 feet (and such fuel shall also be a Permitted Hazardous Material); (ii) wiring, cabling and conduit (subject to Subsection (b) below) from it to the separate electrical circuit(s) serving only the Premises, and all associated switchover equipment and circuits to connect & operate the generator on a standby basis without interference with or damage to any utility systems of the Project or any other equipment of Landlord or other occupants of the Project; and (iii) all ancillary containment vessels, pipe, ventilation systems and equipment. The Standby Generator Installations shall be for the sole purpose of providing Tenant electrical power for its operation in the Premises in the event of any interruption in the supply of electricity, and shall not be used at any other times or in any other way except for occasional testing, as necessary, at times subject to Landlord’s prior written approval. This right to Standby Generator Installations is further conditioned upon the following: (1) in all respects, such right shall be subject to Tenant seeking and obtaining from applicable governmental authorities and the electric utility serving the Project all approvals and permits to install, operate, maintain, repair, replace and use such Standby Generator Installations; (2) except if and as otherwise specified above, the exact location, size and all specifications of such Standby Generator Installations, shall be subject to Landlord’s prior written approval, in its sole discretion; (3) without limiting the generality of any other provisions of the Lease, Tenant shall install, operate, maintain, repair, replace, remove and use Standby Generator Installations in compliance with the Lease, all Environmental Laws and all other Laws; (4) without limiting the generality of any other provisions of the Lease, the Standby Generator Installations, whether located in the Premises or elsewhere at the Project, shall be subject to and covered by the indemnities by Tenant under the Lease, including, without limitation, those of Sections 7.02 and 17.02 of the Original Lease, and shall be deemed to be in and part of the Premises under all indemnities with respect to the Premises; and (5) notwithstanding any provision of the Lease to the contrary, Tenant shall, as of the expiration or earlier termination of the Lease, at Tenant’s sole cost and expense, remove all Hazardous Material introduced to the Property by Tenant or any Tenant Parties (as defined in Section 7.02 of the Original Lease) in connection with the Standby Generator Installations, remove the Standby Generator Installations if requested by Landlord, and restore the Property to its condition immediately prior to the introduction of such Hazardous Material and/or installation of the Standby Generator Installations. Landlord has no obligation to seek or obtain from applicable governmental authorities or the electric utility serving the Real Property any approvals or permits to install, operate, maintain, repair, replace, remove or use such Standby Generator Installations. Landlord makes no representation or warranty either (x) as to whether or not the Standby Generator Installations comply with Law or is or will be acceptable to or approved by applicable governmental authorities, the electric utility serving the Real Property or (y) as to the suitability of space at the Project for such installations.

(b) The installations contemplated by this Section 8 (this “Section”) shall be part of the Tenant Work pursuant to the Workletter if proposed to be done preparatory to or in connection with Tenant’s initial occupancy of the 640 Galveston Space and, if proposed to be done thereafter, shall be Tenant Alterations subject to Article Nine of the Lease, except, in each case, Landlord’s prior written approval in Landlord’s sole discretion shall be required where specified in this Section, including the location and method of installation of conduits and related equipment in any area outside each Building in which the Premises is located, at the entry point to each such Building and in any of the horizontal and vertical pathways or other Common Areas of each such Building. With respect to all conduit for electrical connections contemplated by this Section, Landlord shall permit Tenant to install up to three conduits (no larger than one conduit two (2) inches in diameter and two conduits no larger than one (1) inch in diameter apiece) to connect Tenant’s standby generator to the separate electrical circuit(s) serving only the Premises. Further, with respect to any installations, maintenance, repair, replacement or removal of any installations outside the Premises, whether outside the Building or in the Building’s horizontal or vertical pathways or similar areas whose use is shared by Landlord or other occupants of the Building or other service providers to the Building, such work shall be performed by contractors reasonably approved by Landlord and subject to the direction of Landlord, and Landlord reserves the right to restrict and control access to such areas. All installations pursuant to this Section (whether as part of or after the initial installations) and their maintenance, repair, replacement, removal and use shall not adversely affect the operation, maintenance or replacement of any Building Systems, and shall be subject to compliance with other provisions of the Lease. Without limiting the generality of the foregoing, Tenant shall be responsible to provide all switchover equipment and circuits to connect & operate the generator on a standby basis without interference with or damage to any Building Systems or any other equipment of Landlord or other occupants of the Project. With respect to all operations (including all installations, maintenance, repair, replacement, removal and use) with respect to this Section, Tenant shall conduct its business and control its agents, employees and invitees in such manner as not to create any nuisance, or interfere with, annoy or disturb any other licensee or tenant of the Building or Landlord in its operation of the Building. The Standby Generator Installations shall be deemed to be trade fixtures of Tenant, shall be covered by Tenant’s insurance under the Lease, and Landlord shall have no obligation to repair or rebuild them in the event of fire or other loss. Landlord reserves the right to relocate the Standby Generator Installations or any part thereof upon not less than sixty (60) days prior written notice, and Landlord shall pay the actual and reasonable expenses of physically moving and reconnecting any such relocated installation.

Section 9. Brokers. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by CB Richard Ellis (“Tenant’s Broker”) and, except for Tenant’s Broker and Cornish and Carey Commercial (“Landlord’s Broker”) identified below, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Landlord’s Broker harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord’s Broker and except for a commission payable to Tenant’s Broker to the extent provided for in a separate written agreement between Tenant’s Broker and Landlord’s Broker. Tenant is not obligated to pay or fund any amount to Landlord’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker. Such commission shall include an amount to be shared by Landlord’s Broker with Tenant’s Broker to the extent that Tenant’s Broker and Landlord’s Broker have entered into a separate agreement between themselves to share the commission paid to Landlord’s Broker by Landlord. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

Section 10. Attorneys’ Fees. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Existing Lease shall apply.

Section 11. Effect of Headings: Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 12. Entire Agreement: Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 13. Authority. Each person executing this Amendment represents and warrants that he or she is duly authorized and empowered to execute it, and does so as the act of and on behalf of the party indicated below. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of due authorization and execution of this Amendment.

Section 14. Change of Addresses. Section 1.01(2) is hereby amended to delete the address at which copies of notices to Landlord are sent and to replace it with the following:

Metropolitan Life Insurance Company

425 Market Street, Suite 1050

San Francisco, CA 94105

Attention: Assistant Vice President

And Section 1.01(3) is hereby amended to delete the address at which notices to Tenant are sent and to replace it with the following:

Codexis, Inc.

200 Penobscot Drive

Redwood City, California 94063

Attention: Chief Financial Officer

Section 15. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	CODEXIS, INC.,
a Delaware corporation

	By:	/s/ D R Walshaw
	Print Name:	David R Walshaw
	Title:	VP Operations
(Chairman of Board, President of Vice President)

	By:	/s/ Robert S. Breuil
	Print Name:	Robert S. Breuil
	Title:	CFO
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/ Greg Hill
	Print Name:	Greg Hill
	Title:	Director